VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

August 22, 2024

Re:	Invesco DB US Dollar Index Trust

Invesco DB US Dollar Index Bearish Fund

Registration Statement on Form S-1 (Registration Nos. 333-280603 and 333-280603-01)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB US Dollar Index Trust and Invesco DB US Dollar Index Bearish Fund hereby request acceleration of the effective date of the Registration Statement on Form S-1 (Registration Nos. 333-280603 and 333-280603-01, respectively), so that it becomes effective at 4:00 p.m., Eastern Time, on August 26, 2024, or as soon as practicable thereafter.

Invesco DB US Dollar Index Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Brian Hartigan
		Title:	Principal Executive Officer

Invesco DB US Dollar Index Bearish Fund, a series of Invesco DB US Dollar Index Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Brian Hartigan
		Title:	Principal Executive Officer

*By:	/s/ Adam Henkel
Name: Adam Henkel
Title: Attorney-in-fact